EXHIBIT 16 TO FORM 8-K



August 29, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 29, 2005, of Oragenics, Inc. and are in agreement with the statements contained in the paragraphs (a)(ii) through
(a)(iv) on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                      /s/ Ernst & Young LLP